Exhibit 10.1

SEPARATION AGREEMENT

As a result of the separation of employment between Jennifer Davis (“you”) and Santander Consumer USA Inc. (“SC”), Santander Consumer USA Holdings Inc. (“Holdings”) (together, the “Company”), you and the Company enter into the following Separation Agreement (“Agreement”) dated September 15, 2016 (the “Agreement Date”) and acknowledge and agree as follows:

1.	Termination Date. Your employment with SC will terminate effective December 31, 2016 (the “Termination Date”). You will continue to perform your job duties until November 11, 2016, although SC retains the right to place you on leave at any time prior to the Termination Date. Provided that you remain in compliance with your obligations to the Company or pursuant to this Agreement, from November 11, 2016 through the Termination Date (the “Transition Period”), you will no longer come to work and perform your job duties. Instead, you will be reasonably available by phone or email to answer questions and provide transition assistance as requested by SC. Other than the time spent providing transition assistance, you will be on paid leave during the Transition Period.

2.	Accrued Benefits. Whether you choose to sign this Agreement, any right you may have to the following will not be affected: (a) base wages earned by you through the Termination Date (and you will be paid all such wages regardless of whether you sign this Agreement); (b) reimbursement for approved, but unreimbursed business expenses incurred by you through the Termination Date; (c) continuation insurance coverage to the extent required to be provided under applicable law; and (d) vested retirement benefits to which you are entitled as of the Termination Date pursuant to the terms of any Company retirement benefit plan(s) or applicable law.

3.	Severance Benefits:

a.	Separation Payment. As consideration for this Agreement, the adequacy of which you acknowledge, SC will pay you the equivalent of (i) twelve months of your current base salary (or $275,000) and (ii) twelve months of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums based on the terms of the Company’s group health plan and your coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by you or the actual COBRA coverage period under the Company’s group health plan) (in each case less applicable deductions and withholdings) (together, the payments in (i) and (ii) are referred to as the “Separation Payment”). The Separation Payment will be payable in cash in four equal quarterly installments, less withholdings, with the first installment payable on the first payroll date that is at least 14 days after the Termination Date, provided that you remain in compliance with the terms of this Agreement.

b.	Incentive Awards. The Company will consider your separation of employment a termination without “cause” for the purpose of any outstanding awards held by you as of the Termination Date under Holdings’ Omnibus Incentive Plan or any similar equity plans of the Company and any outstanding Company long-term cash awards held by you as of the Termination Date (collectively, the “Incentive Awards”); provided, however, that (i) any outstanding stock option awards shall continue to vest pursuant to their terms and conditions and remain outstanding, through the applicable vesting period under the applicable award agreement, as though your separation of employment did not occur, and any such outstanding stock option award that remains outstanding 180 days following the applicable vesting period shall terminate at that time, and (ii) all other terms and conditions of such Incentive Awards and the applicable award agreements will remain unchanged and in full force and effect, including without limitation any payment provisions, restrictive covenants and outside expiration dates.

c.	The Incentive Awards will continue to be subject to the terms of the applicable award agreements and plan documents following the Termination Date. You acknowledge that the award agreements for all of your outstanding Incentive Awards as of the Termination Date are listed on Exhibit A hereto. You acknowledge further that, as of the date hereof, you have no rights under any other equity or incentive or similar awards with the Company except those listed on Exhibit A hereto.

You acknowledge that you would not otherwise be entitled to the severance benefits described in this Section 2 (the “Severance Benefits”) under any employment contract, Company policy or law. In order to be provided the Severance Benefits, you must sign and return this Agreement as instructed below, then execute and return the Supplemental Release within 7 days after the Termination Date as instructed below.

4.	Continuing Obligations.

a.	You acknowledge and agree that you continue to be obligated to comply with the provisions of the Confidentiality and Restrictive Covenant Agreement between you and the Company dated April 17, 2016 (the “Restrictive Covenant Agreement”), the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan dated June 16, 2016 (the “Omnibus Plan”), the Shareholders Agreement between you and the Company dated July 16, 2012 (the “Shareholders Agreement”), and the Santander Consumer USA Inc. 2011 Management Equity Plan (the “2011 Plan”) as referenced in your Option Award Agreements, Restricted Stock Unit Award Agreements, Long Term Cash Award Agreements, which extend beyond the end of your employment, including but not limited to your agreements to maintain the confidentiality of and not use or disclose the Company’s Confidential Information, not to work for or participate in a business that competes with the Company, not to solicit or interfere with the Company’s relationships with its customers, prospective customers, vendors, suppliers, or contractors, and not to solicit the Company’s employees or contractors.

b.	You acknowledge that compliance with these continuing obligations is an essential term of this Agreement and any violation of these provisions will constitute a material breach of this Agreement, permitting the Company, in its sole discretion, to discontinue any remaining installments or to seek repayment of any previously paid portion of the Separation Payment. Any such repayment of the Separation Payment will be in addition to, and will not limit, all other remedies available to the Company in the event that you breach this Agreement, including injunctive relief, specific performance or any other equitable relief to prevent a further breach, to mitigate damages, and/or to secure the enforcement of this Agreement as a whole.

5.	Non-Disparagement. You will not, in any communications (whether written, online, or oral) with the press or other media or any customer, client or supplier of the Released Parties, make any statement which disparages or is derogatory of or could adversely affect the reputation, image, goodwill or commercial interests of the Released Parties. SC agrees to instruct its officers not to make any statement which disparages or is derogatory of or could adversely affect your reputation, image, goodwill or commercial interests.

6.	Cooperation. You will cooperate fully, upon the reasonable request of the Company, in assisting the Company with (a) investigating, prosecuting or defending any claim or (b) responding to or preparing for any government audit, investigation or inquiry that, in either case, relates in any manner to your employment with the Company. You understand that such cooperation includes being available to work with the Company and its legal counsel or advisors to investigate and prepare for claims and to testify truthfully. SC will reimburse you for reasonable out-of-pocket expenses you may incur in connection with such cooperation, to the extent permitted by law.

7.

Return of Company Property. You represent that you will, prior to the Termination Date, return to the Company the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company (or affiliate data) which are or were subject to your access, custody or control, regardless of the sources from which such records were obtained. Such information includes, but is not limited to, passwords, reports, customer or vendor lists, contracts, documents containing sales terms and conditions, and information about marketing and financial results, and information regarding vendors and Company personnel. You further acknowledge that you will not retain any copies, duplicates, reproductions, or excerpts thereof. Additionally, on or before the Termination Date, you will return to the Company all keys, security cards, and other means of access to the Company’s offices and other facilities, credit cards, company equipment, computer hardware, equipment and software belonging to the Company, including any and all program and/or data disks, manuals and all hard copies of Company information and data, and you will disclose to the Company any and all passwords utilized by you with regard to the Company’s computer hardware and software so that the Company has immediate, full and complete access to all of the Company’s data and information stored, used and maintained by you, or to which you had access. You will not access, or attempt to access, by any means, any of the Company’s computer systems after the Termination Date. You further agree to search for and delete all Company information (other than the payroll information provided to you that you may need to file your tax returns or keep your financial records), including all secret, confidential or proprietary information, that may exist on your personal electronic devices such as a smartphone, laptop, tablet, personal computer, flash drive, or any other electronic storage device. In the event you discover any other Company property in your possession after the Termination Date, you will immediately return such property to the Company.

8.	Warranties. You represent and warrant as follows:

a.	No incident has occurred during your employment that could form the basis for any claim by you against the Company under the workers’ compensation laws of any jurisdiction, that you have been paid correctly for all hours worked, and that you have been properly provided any leaves of absence because of your health condition or a family member’s health condition and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

b.	You are not aware of any compliance issues, concerns, or any violations or suspected violations of laws, policies or regulations regarding the Company other than those, if any, that you brought to the attention of or discussed with the Company’s management or its attorneys or agents prior to executing this Agreement.

9.	Neutral Reference. In the event the Company receives any inquiries from prospective employers, the Company’s practice is to respond by advising that the Company’s policy is to provide information only as to dates of employment and positions held and by providing only such information. You should instruct prospective employers to direct reference inquiries to Human Resources, which will provide dates of employment and positions held.

10.	General Release of Claims. In consideration of the Severance Benefits, in addition to the foregoing promises, you waive, release and promise never to assert any and all claims existing as of the date of this Agreement, whether known or unknown, that you might have against SC, Holdings, and each of SC’s and Holdings’ stockholders, affiliates, predecessors, successors, assigns, parent corporations, subsidiaries, related entities, any person or entity that acquires all or substantially all of SC’ or Holding’s assets and each of their officers, directors, stockholders, employees, representatives, agents, attorneys and insurers (together the “Released Parties”), arising out of or related to your employment with SC, including the terms and conditions of your employment (such as compensation, salary, commissions, bonuses, benefits, equity, deferred compensation and any other payment), or the termination of your employment. You represent that you have not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

The released claims include claims based upon express or implied contract, promissory estoppel, fraud, misrepresentation, wages or benefits owed, claims for torts, including defamation, invasion of privacy, intentional infliction of emotional distress, negligence and any other wrongful conduct, claims for wrongful discharge or retaliation, claims for whistleblowing, claims for retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual preference, union activity or veteran status, claims under the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Civil Rights Acts of 1866 and 1871, the Family Medical Leave Act of 1993 (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), COBRA, the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Sarbanes Oxley Act (“SOX”), the Employee Retirement Income Security Act (“ERISA”), the Pregnancy Discrimination Act, the Racketeer Influenced and Corrupt Organization Act (“RICO”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Texas Labor Code, the Texas Payday Law, and any and all local, state and federal statutes, laws or ordinances which prohibit discrimination or retaliation in employment based on any protected status and amendments to these statutes. The released claims also include claims of discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims or claims for unemployment or state disability insurance benefits, or participation in certain of SC’s group benefit plans pursuant to COBRA or other applicable law. It is your express intent to fully and finally resolve and compromise any and all legally waivable claims against the Released Parties.

This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission (“EEOC”), the Texas Workforce Commission (“TWC”) or any other administrative agency. However, while you may file a charge and participate in any proceeding conducted by the EEOC, the TWC or any other administrative agency, by signing this Agreement, you waive your right to any individual monetary recovery from the Company in any action or lawsuit initiated by such agency.

You further acknowledge and agree nothing in this Agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation and that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use it in certain court proceedings provided you make any filing under seal and consistent with 18 U.S.C. 1833.

11.	Time to Consider this Agreement. You have a period of 10 calendar days to review and consider the provisions of this Agreement. You do not have to wait 10 days to sign and accept this Agreement. If, at the end of this 10-day period, you have not returned an executed copy of this Agreement to SC, you understand that SC is not required to accept this Agreement or provide the Severance Benefits.

12.	Right to an Attorney. SC advises you to consult with an attorney (at your own cost) before signing this Agreement. You understand that it is your right to consult with an attorney before signing this Agreement and acknowledge that you have had adequate time to do so.

13.	Supplemental Release Consideration Period. In order to receive the Severance Benefits, you agree to sign a Supplemental Release, attached as Exhibit C to this Agreement no earlier than the Termination Date. You will have 7 calendar days from the Termination Date to review and consider the Supplemental Release. If you do not return a signed copy of the Supplemental Release, you understand that SC is not required to provide the Severance Benefits.

14.	No Admission of Wrongdoing. You and the Company acknowledge that the execution of this Agreement does not constitute and will not be construed as an admission of wrongdoing by either party.

15.	Knowingly and Voluntarily. You acknowledge that you fully understand all the provisions of this Agreement. You acknowledge that you are voluntarily entering into this Agreement with full knowledge of the terms contained in this Agreement and the fact that you do not have to sign this Agreement.

16.	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Texas.

17.	Entire Agreement. You and the Company acknowledge that this Agreement, together with the Incentive Awards, and all other agreements referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previous oral or written negotiations or communications between you and the Company with respect to the subject matter hereof. You acknowledge that the Company has made no promises or representations to you concerning your separation of employment other than those contained in this Agreement. You acknowledge and agree that you are signing this Agreement voluntarily and without any other promises or agreements from the Company. If any provision of this Agreement or any portion of this Agreement is found to be unenforceable, such provision will be enforced to the maximum extent permissible (and if such provision cannot be enforced to any extent, it will be severed) so as to implement the intentions of you and the Company, and the remainder will continue in full force and effect.

18.	Indemnification. Nothing in this Agreement is intended to modify the Company’s obligation to indemnify you as described in the Company’s charter documents. To the fullest extent allowed by law, the Company agrees to continue to indemnify you for any claims, including associated legal fees and expenses, that may be asserted against you due to your good-faith execution of your job duties on behalf of the Company to the extent that you were indemnified by the Company against such claims during your employment. In no event will you be indemnified for any claims which arise as a result of your gross negligence or willful misconduct, or as a result of any act or omission which was outside the scope of your job duties and authority on behalf of the Company.

19.	Arbitration. Nothing in this Agreement is intended to modify or abrogate your obligations under the arbitration agreement attached hereto as Exhibit B.

YOU ACKNOWLEDGE AND WARRANT THAT YOU HAVE READ AND UNDERSTAND THE EFFECTS OF THIS EMPLOYMENT RELEASE AGREEMENT, THAT YOU HAVE BEEN PROVIDED SUFFICIENT TIME TO CONSIDER THIS EMPLOYMENT RELEASE AGREEMENT AND THAT YOU ARE EXECUTING THE SAME OF YOUR OWN FREE WILL AND ACCORD FOR THE PURPOSES AND CONSIDERATION SET FORTH. YOU FURTHER ACKNOWLEDGE AND WARRANT TO THE COMPANY THAT YOU HAVE CAREFULLY READ THIS EMPLOYMENT RELEASE AGREEMENT AND THAT YOU FULLY UNDERSTAND IT TO BE, AMONG OTHER THINGS, A RELEASE OF ALL CLAIMS, KNOWN OR UNKNOWN, NOW EXISTING, THAT YOU HAVE OR MAY HAVE AGAINST THE RELEASED PARTIES ARISING OUT OF THE MATTERS DESCRIBED.

THE COMPANY

/s/ Jennifer Davis	By:	/s/ Lisa Vanroekel
Jennifer Davis		Lisa Vanroekel, Chief Human Resources Officer

Date September 15, 2016		Date September 15, 2016

Exhibit A

Outstanding Incentive Awards

Restricted Stock Unit Award Agreement, dated April 28, 2016, by and between Santander Consumer USA Holdings Inc. and Jennifer Davis

Restricted Stock Unit Award Agreement, dated April 28, 2016, by and between Santander Consumer USA Holdings Inc. and Jennifer Davis

Long-Term Cash Award Agreement, dated April 28, 2016, by and between Santander Consumer USA Holdings Inc. and Jennifer Davis

Restricted Stock Unit Award Agreement, dated April 7, 2016, by and between Santander Consumer USA Holdings Inc. and Jennifer Davis

Restricted Stock Unit Award Agreement, dated April 7, 2016, by and between Santander Consumer USA Holdings Inc. and Jennifer Davis

Long-Term Cash Award Agreement, dated April 7, 2016, by and between Santander Consumer USA Holdings Inc. and Jennifer Davis

Restricted Stock Unit Award Agreement, dated February 27, 2015, by and between Santander Consumer USA Holdings Inc. and Jennifer Popp

Long-Term Cash Award Agreement, dated February 27, 2015, by and between Santander Consumer USA Holdings Inc. and Jennifer Popp

Time- and Performance-Based Option Award Agreement (Series 3), dated January 27, 2014, by and between Santander Consumer USA Holdings Inc. and Jennifer Popp

Option Award Agreement, dated July 16, 2012, by and between Santander Consumer USA Inc. and Jennifer Popp

Exhibit B

Arbitration Policy

Exhibit C

SUPPLEMENTAL EMPLOYMENT RELEASE AGREEMENT

As a result of the separation of employment between between Jennifer Davis (“you”) and Santander Consumer USA, Inc. (“SC”), including Santander Consumer USA Holdings Inc. (“Holdings”) (together, the “Company”), you and the Company enter into this Supplemental Employment Release Agreement (this “Supplemental Release”) in connection with the Separation Agreement entered into by and between you and the Company dated as of September 15, 2016 (the “Separation Agreement”). Unless otherwise defined herein, all capitalized terms used in this Supplemental Release that are defined in the Separation Agreement shall have the meanings assigned to them in the Separation Agreement.

WHEREAS, the Separation Agreement includes, in Section 10, a general release of claims by you in favor of the Releasees and related provisions (collectively, the “Prior Release”);

WHEREAS, the Prior Release was given in consideration of various severance benefits specified in and to be provided pursuant to the Separation Agreement;

WHEREAS, the Separation Agreement contemplates a confirmatory release of the Released Claims (as defined herein) to be given by you, and your agreement to provide such confirmatory release on or after the Termination was a material inducement to the Company in entering into the Separation Agreement; and

WHEREAS, you are signing and delivering to the Company this Supplemental Release in order to meet your obligation to provide such confirmatory release;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the undersigned hereby agrees, covenants and undertakes as follows:

1.	General Release of Claims. In consideration of the Severance Benefits, you waive, release and promise never to assert any and all claims existing as of the date of this Agreement, whether known or unknown, that you might have against SC, Holdings, and each of SC’s and Holdings’ stockholders, affiliates, predecessors, successors, assigns, parent corporations, subsidiaries, related entities, any person or entity that acquires all or substantially all of SC’ or Holding’s assets and each of their officers, directors, stockholders, employees, representatives, agents, attorneys and insurers (together the “Released Parties”), arising out of or related to your employment with SC, including the terms and conditions of your employment (such as compensation, salary, commissions, bonuses, benefits, equity, deferred compensation and any other payment), or the termination of your employment. You represent that you have not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

The released claims include claims based upon express or implied contract, promissory estoppel, fraud, misrepresentation, wages or benefits owed, claims for torts, including defamation, invasion of privacy, intentional infliction of emotional distress, negligence and any other wrongful conduct, claims for wrongful discharge or retaliation, claims for whistleblowing, claims for retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual preference, union activity or veteran status, claims under the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Civil Rights Acts of 1866 and 1871, the Family Medical Leave Act of 1993 (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), COBRA, the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Sarbanes Oxley Act (“SOX”), the Employee Retirement Income Security Act (“ERISA”), the Pregnancy Discrimination Act, the Racketeer Influenced and Corrupt Organization Act (“RICO”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Texas Labor Code, the Texas Payday Law, and any and all local, state and federal statutes, laws or ordinances which prohibit discrimination or retaliation in employment based on any protected status and amendments to these statutes. The

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released claims also include claims of discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims or claims for unemployment or state disability insurance benefits, or participation in certain of SC’s group benefit plans pursuant to COBRA or other applicable law. It is your express intent to fully and finally resolve and compromise any and all legally waivable claims against the Released Parties.

This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission (“EEOC”), the Texas Workforce Commission (“TWC”) or any other administrative agency. However, while you may file a charge and participate in any proceeding conducted by the EEOC, the TWC or any other administrative agency, by signing this Agreement, you waive your right to any individual monetary recovery from the Company in any action or lawsuit initiated by such agency.

You further acknowledge and agree nothing in this Agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation and that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use it in certain court proceedings provided you make any filing under seal and consistent with 18 U.S.C. 1833.

2.	Time to Consider Release. You have a period of 7 calendar days from the Termination Date to review, consider, and execute the provisions of this Supplemental Release. You do not have to wait 7 days to execute this Supplemental Release. If, at the end of this 7-day period, you have not returned an executed copy of this Supplemental Release to SC, you understand that SC is not required to accept the Supplemental Release or provide the Severance Benefits.

3.	Right to an Attorney. SC advises you to consult with an attorney (at your own cost) before signing this Supplemental Agreement. You understand that it is your right to consult with an attorney before signing this Supplemental Agreement and acknowledge that you have had adequate time to do so.

4.	Knowingly and Voluntarily. You agree that you fully understand all the provisions of this Supplemental Release. You acknowledge that you are voluntarily entering into this Supplemental Release with full knowledge of the terms contained in this Supplemental Release and the fact that you do not have to sign this Supplemental Release.

5.	Survival of Separation Agreement. You and SC acknowledge that the Separation Agreement survives the execution of this Supplemental Release and that the parties continue to be bound by its terms.

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YOU ACKNOWLEDGE AND WARRANT THAT YOU HAVE READ AND UNDERSTAND THE EFFECTS OF THIS SUPPLEMENTAL EMPLOYMENT RELEASE AGREEMENT, THAT YOU HAVE BEEN PROVIDED SUFFICIENT TIME TO CONSIDER THIS SUPPLEMENTAL EMPLOYMENT RELEASE AGREEMENT AND THAT YOU ARE EXECUTING THE SAME OF YOUR OWN FREE WILL AND ACCORD FOR THE PURPOSES AND CONSIDERATION SET FORTH. YOU FURTHER ACKNOWLEDGE AND WARRANT TO THE COMPANY THAT YOU HAVE CAREFULLY READ THIS SUPPLEMENTAL EMPLOYMENT RELEASE AGREEMENT AND THAT YOU FULLY UNDERSTAND IT TO BE, AMONG OTHER THINGS, A RELEASE OF ALL CLAIMS, KNOWN OR UNKNOWN, NOW EXISTING, THAT YOU HAVE OR MAY HAVE AGAINST THE RELEASED PARTIES ARISING OUT OF THE MATTERS DESCRIBED.

THE COMPANY

By:
Jennifer Davis		Lisa Vanroekel, Chief Human Resources Officer

Date		Date

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